RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement Dated September 12, 2017 To the Product Prospectus Supplement Dated January 21, 2016, the Prospectus Supplement Dated January 8, 2016 and Prospectus Dated January 8, 2016	$3,000,000 Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities Royal Bank of Canada

Royal Bank of Canada is offering Issuer Callable Fixed Coupon Notes linked to the lesser performing of three equity securities: (1) The Walt Disney Company; (2) Amazon.com, Inc.; and (3) Honeywell International Inc. (the “Reference Stock” or the “Notes”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement, as set forth below.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 of the product prospectus supplement dated January 21, 2016 and “Selected Risk Considerations” of this pricing supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Pricing Date:	September 12, 2017	Principal Amount:	$1,000 per Note
Issue Date:	September 15, 2017	Coupon Payments:	Each coupon will be paid in equal quarterly payments (30/360), unless the Notes are previously called
Reference Stocks	Initial Stock Prices	Barrier Prices
The Walt Disney Company (“DIS”)	$97.52	$63.39 (65% of the Initial Stock Price, rounded to two decimal places)
Amazon.com, Inc. (“AMZN”)	$980.57	$637.37 (65% of the Initial Stock Price, rounded to two decimal places)
Honeywell International Inc. (“HON”)	$138.41	$89.97 (65% of the Initial Stock Price, rounded to two decimal places)
Final Stock Price:	The closing price of each Reference Stock on the Valuation Date.
Call Feature:	The Notes may be called at our discretion on any Coupon Payment Date, if we send prior written notice, as described below.
Payment at Maturity (if held to maturity):
For each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Barrier Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Barrier Price, then the investor will receive at maturity, in addition to accrued and unpaid interest, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)
Investors in the Notes could lose some or all of their initial investment if there has been a decline in the trading price of the Lesser Performing Reference Stock.

Monitoring Period:	The Valuation Date
Term of Notes	CUSIP	Coupon Rate	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
18 months	78012K7B7	8.80% per annum	$3,000,000 100%	$15,000.00 0.50%	$2,985,000 99.50%
The initial estimated value of the Notes as of the Pricing Date is $987.04 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $5.00 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $5.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Issuer Callable Fixed Coupon Notes (the “Notes”) linked to the lesser performing of three equity securities, (each a “Reference Stock,” and collectively, the “Reference Stocks”).

Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Pricing Date:	September 12, 2017
Issue Date:	September 15, 2017
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Coupon Rate:	8.80% per annum (2.20% per quarter).
Coupon Payment:	Each coupon will be paid in equal quarterly payments (30/360), unless the Notes are previously called.
Coupon Payment Dates:	December 19, 2017, March 19, 2018, June 19, 2018, September 19, 2018, December 19, 2018 and the Maturity Date.
Call Feature:	The Notes may be called at our discretion on any Coupon Payment Date, if we send prior written notice to the trustee at least five business days prior to that Coupon Payment Date.
Payment if Called:
If the Notes are called, then, on the applicable Coupon Payment Date, for each $1,000 principal amount, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Coupon Payment Date.

Valuation Date:	March 12, 2019
Maturity Date:	March 15, 2019, unless we call the Notes.
Reference Stocks:	The Walt Disney Company (“DIS”), Amazon.com, Inc. (“AMZN”), and Honeywell International Inc. (“HON”).
Lesser Performing Reference Stock:	The Reference Stock with the lowest Reference Stock.
Reference Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Term:	Eighteen (18) months.
Initial Stock Prices:	As set forth on the cover page. Each Initial Stock Price is an intra-day price of the applicable Reference Stock.
Barrier Prices:	As set forth on the cover page.
Final Stock Prices:	The closing price of each Reference Stock on the Valuation Date.

P-2	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
Payment at Maturity (if held to maturity):
For each $1,000 in principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Barrier Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Barrier Price, then the investor will receive at maturity, in addition to accrued and unpaid interest, for each $1,000 in principal amount in the Notes, a cash payment equal to:

$1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)

The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Stock from the Pricing Date to the Valuation Date. Investors in the Notes could lose some or all of their initial investment if there has been a decline in the trading price of the Lesser Performing Reference Stock.

Monitoring Period:	The Monitoring Period will consist solely of the Valuation Date.
Monitoring Method:	Close of Trading Day.
Physical Delivery:	Not applicable. The payments on the Notes will be made solely in cash.
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	None
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 21, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement dated January 21, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 21, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116048349/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only. The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of any Reference Stock.  The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the price of each Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the actual performance of each Reference Stock.
The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon Payment) for a hypothetical range of performance for the Lesser Performing Reference Stock assuming an Initial Stock Price of $100.00, a Barrier Price of $65.00 and an initial investment of $1,000, and assuming the Notes are not called prior to maturity. Hypothetical Final Stock Prices are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Stock Price and no market disruption events. The second column shows the Payment at Maturity for a range of Final Stock Prices on the Valuation Date. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount. If the Notes are redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Coupon Payment Date, for each $1,000 principal amount, $1,000 plus any accrued and unpaid interest to but excluding the Coupon Payment Date.
We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock for purposes of calculating the payment, if any, we will pay on the Maturity Date.
Hypothetical Final Stock Price of the Lesser Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
$125.00	100.00%	$1,000.00
$100.00	100.00%	$1,000.00
$80.00	100.00%	$1,000.00
$65.00	100.00%	$1,000.00
$64.90	64.90%	$649.00
$60.00	60.00%	$600.00
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$25.00	25.00%	$250.00
$0.00	0.00%	$0.00

P-5	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the total returns set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The price of the Lesser Performing Reference Stock increases by 25% from the Initial Stock Price of $100.00 to the Final Stock Price of $125.00.  Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Initial Stock Price of $100.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the Notes, a cash payment of only $1,000.00 per Note, despite the 25% appreciation in the value of the Lesser Performing Reference Stock.
Example 2: The price of the Lesser Performing Reference Stock decreases by 20% from the Initial Stock Price of $100.00 to the Final Stock Price of $80.00.  Because the closing price of the Lesser Performing Reference Stock on the Valuation Date is greater than the Barrier Price of $65.00, the investor receives at maturity, in addition to any accrued and unpaid coupon on the Notes, a cash payment of $1,000.00 per Note, despite the 20% decline in the value of such Lesser Performing Reference Stock.
Example 3: The price of the Lesser Performing Reference Stock decreases by 50% from the Initial Stock Price of $100.00 to the Final Stock Price of $50.00. Because the closing price of the Lesser Performing Reference Stock is less than the Barrier Price of $65.00 on the Valuation Date, we will pay only $500.00 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Stock Return of the Lesser Performing Reference Stock)
= $1,000 + ($1,000 x -50.00%) = $1,000 - $500.00 = $500.00
As of the Valuation Date, the value that you will receive is $500 per $1,000 in principal amount of the Notes, representing a 50% loss of your principal amount. This $500 payment, together with the $132.00 of interest payable per $1,000 in principal amount of the Notes over their term, results in the loss of 36.80% of a $1,000 investment.
*   *  *
The Payments at Maturity shown above are entirely hypothetical; they are based on prices of the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

P-6	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the closing price of the Lesser Performing Reference Stock between the Pricing Date and the Valuation Date. If the Notes are not called and the Final Stock Price of the Lesser Performing Reference Stock on the Valuation Date is less than its Barrier Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Stock from the Pricing Date to the Valuation Date. The rate of interest payable on the Notes may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Issuer Call — We may call the Notes at our discretion on any Coupon Payment Date.  If the Notes are called, then, for each $1,000 in principal amount, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Coupon Payment Date.  You will not receive any coupon payments after the Notes are called.  You may be unable to reinvest your proceeds from the call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
The Notes Are Linked to the Lesser Performing Reference Stock, Even if the Other Reference Stocks Perform Better — If any of the Reference Stocks has a Final Stock Price that is less than its Barrier Price, your return will be linked to the lesser performing of the three Reference Stocks. Even if the Final Stock Prices of the other Reference Stocks have increased compared to their Initial Stock Prices, or have experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each Reference Stock would not be combined, and the depreciation of one Reference Stock would not be mitigated by any appreciation of the other Reference Stocks. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.

•
The Call Feature Limits Your Potential Return — The return potential of the Notes is limited to the pre-specified Coupon Rate, regardless of the appreciation of the Reference Stocks. If the Notes are called due to the call you will not receive any Coupon Payments after the applicable Coupon Payment Date. Since the Notes could be called as early as the first Coupon Payment Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Stock even though your potential return is limited to the Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the coupons and the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations on the applicable payment dates. This will be the case even if the prices of the Reference Stocks increase after the Pricing Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

P-7	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stocks during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the coupon payments.

•
There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by those Companies — We are not affiliated with the issuers of the Reference Stocks.  However, we and our affiliates may currently, or from time to time in the future engage in business with these companies.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Stocks and the companies in which they invest.  None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes.  These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stocks, and, therefore, the market value of the Notes.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount  and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

P-8	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
•
The Initial Estimated Value of the Notes on the Cover Page of This Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set - The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

P-9	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
INFORMATION REGARDING THE REFERENCE STOCKS
Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by each issuer with the SEC, information published by it on its respective website or in any other format, information about it obtained from any other source or the information provided below.

•
The Walt Disney Company is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. The company produces motion pictures, television programs, and musical recordings, as well as books and magazines. Its common stock trades on the New York Stock Exchange under the symbol “DIS.”

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Amazon.com, Inc. is an online retailer that offers a wide range of products. The company products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. Amazon offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. Its common stock trades on the NASDAQ Global Select Market under the symbol “AMZN.”

•
Honeywell International Inc. is a worldwide diversified technology and manufacturing company. The company provides aerospace products and services, control, sensing and security technologies, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and energy efficient products and solutions. Its common stock trades on the New York Stock Exchange under the symbol “HON.”

P-10	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performances of the Reference Stocks.  In addition, below the graphs are tables setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stocks.  The information provided in these tables is for the four calendar quarters of 2012, 2013, 2014, 2015 and 2016, the first and second quarters of 2017, and for the period from July 1, 2017 to September 12, 2017.
We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of each Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Stocks at any time.  We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of any portion of your investment.

P-11	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
Historical Information for the DIS
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to September12, 2017, reflecting the Initial Stock Price of $97.52. The red line represents Barrier Price of $63.39, which is equal to 65% of the Initial Stock Price, rounded to two decimal places.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2012 through September12, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2012	3/30/2012	44.50	37.94	43.78
4/1/2012	6/29/2012	48.95	40.88	48.50
7/1/2012	9/28/2012	53.40	46.85	52.28
10/1/2012	12/31/2012	53.15	46.55	49.79
1/1/2013	3/28/2013	57.81	50.18	56.80
4/1/2013	6/28/2013	67.89	56.16	63.15
7/1/2013	9/30/2013	67.65	60.41	64.49
10/1/2013	12/31/2013	76.54	63.10	76.40
1/1/2014	3/31/2014	83.65	69.85	80.07
4/1/2014	6/30/2014	86.07	76.35	85.74
7/1/2014	9/30/2014	91.20	84.87	89.03
10/1/2014	12/31/2014	95.92	78.56	94.19
1/1/2015	3/31/2015	108.93	90.07	104.89
4/1/2015	6/30/2015	115.27	104.28	114.14
7/1/2015	9/30/2015	122.08	90.00	102.20
10/1/2015	12/31/2015	120.65	99.88	105.08
1/1/2016	3/31/2016	103.15	86.25	99.31
4/1/2016	6/30/2016	106.75	94.00	97.82
7/1/2016	9/30/2016	100.80	91.20	92.86
10/1/2016	12/30/2016	106.26	90.32	104.22
1/1/2017	3/31/2017	113.71	105.30	113.39
4/1/2017	6/30/2017	116.09	103.19	106.25
7/1/2017	9/12/2017	110.82	96.20	97.89

P-12	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
Historical Information for the AMZN
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to September 12, 2017, reflecting the Initial Stock Price of $980.57. The red line Barrier Price of $637.37, which is equal to 65% of the Initial Stock Price, rounded to two decimal places.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2012 through September 12, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2012	3/30/2012	209.85	172.00	202.51
4/1/2012	6/29/2012	233.84	183.66	228.35
7/1/2012	9/28/2012	264.08	212.62	254.32
10/1/2012	12/31/2012	263.08	218.23	251.14
1/1/2013	3/28/2013	284.68	252.07	266.49
4/1/2013	6/28/2013	283.31	245.78	277.69
7/1/2013	9/30/2013	320.50	277.18	312.64
10/1/2013	12/31/2013	405.50	296.56	398.79
1/1/2014	3/31/2014	408.06	330.89	336.52
4/1/2014	6/30/2014	348.17	284.38	324.78
7/1/2014	9/30/2014	364.84	304.60	322.44
10/1/2014	12/31/2014	341.15	284.00	310.35
1/1/2015	3/31/2015	389.37	285.26	372.10
4/1/2015	6/30/2015	452.64	368.34	434.09
7/1/2015	9/30/2015	580.57	425.68	511.89
10/1/2015	12/31/2015	696.38	506.14	675.89
1/1/2016	3/31/2016	657.09	474.02	593.64
4/1/2016	6/30/2016	731.41	585.25	715.62
7/1/2016	9/30/2016	839.95	716.59	837.31
10/1/2016	12/30/2016	847.06	710.25	749.87
1/1/2017	3/31/2017	890.22	747.76	886.54
4/1/2017	6/30/2017	1016.50	884.59	968.00
7/1/2017	9/12/2017	1083.15	936.95	982.58

P-13	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
Historical Information for the HON
The graph below illustrates the performance of this Reference Stock from January 1, 2012 to September12, 2017, reflecting the Initial Stock Price of $138.41. The red line Barrier Price of $89.97, which is equal to 65% of the Initial Stock Price, rounded to two decimal places.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2012 through September 12, 2017.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2012	3/30/2012	61.65	54.42	60.70
4/1/2012	6/29/2012	61.12	51.91	55.52
7/1/2012	9/28/2012	61.60	52.43	59.41
10/1/2012	12/31/2012	64.12	57.96	63.11
1/1/2013	3/28/2013	75.32	63.79	74.92
4/1/2013	6/28/2013	80.78	70.52	78.89
7/1/2013	9/30/2013	87.04	76.89	82.57
10/1/2013	12/31/2013	91.03	80.60	90.85
1/1/2014	3/31/2014	95.35	87.62	92.23
4/1/2014	6/30/2014	95.94	89.46	92.42
7/1/2014	9/30/2014	97.44	89.67	92.59
10/1/2014	12/31/2014	101.81	82.42	99.35
1/1/2015	3/31/2015	105.55	95.95	103.72
4/1/2015	6/30/2015	106.49	99.58	101.39
7/1/2015	9/30/2015	106.80	86.65	94.15
10/1/2015	12/31/2015	105.52	92.49	102.98
1/1/2016	3/31/2016	112.81	93.18	111.41
4/1/2016	6/30/2016	117.86	109.57	115.66
7/1/2016	9/30/2016	119.33	110.37	115.93
10/1/2016	12/30/2016	118.62	105.25	115.85
1/1/2017	3/31/2017	127.52	115.56	124.87
4/1/2017	6/30/2017	135.89	122.46	133.29
7/1/2017	9/12/2017	140.21	133.20	138.68

P-14	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
U.S. FEDERAL TAX INFORMATION
1.49% of each stated interest payment (8.80% in total) will be treated as an interest payment and 7.31% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on September 15, 2017, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
We expect to deliver the Notes on a date that is greater than two business days following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-15	RBC Capital Markets, LLC

Issuer Callable Fixed Coupon Notes due March 15, 2019 Linked to the Lesser Performing of Three Equity Securities
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of each of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.

P-16	RBC Capital Markets, LLC